                                                                   Exhibit 12.A5

MEMO

DATE:  October 31, 2000

TO:    All Staff

FROM:  C. William Landefeld, President

RE:    Tender Offer for Citizens First Financial Corp.'s Common Stock

--------------------------------------------------------------------------------

       At Citizens First Financial Corp's Board of Directors Meeting on Monday, October 23, 2000, the board approved the purchase of 391,000 shares of our common stock by means of what is termed a "Modified Dutch Auction Tender." It is more fully described in the attached news release. We have made every effort to communicate this action to members of the community as quickly as possible. Below you will find the answers to some questions that are likely to arise from our public announcement. We will provide further information if additional questions come up.

Question:     Why is Citizens First Financial Corp. offering to repurchase its stock?

Answer: Since the time of the conversion of Citizens Savings Bank from mutual to stock form in 1996, the Company's capital ratios have been substantially in excess of all applicable regulatory standards and the amount of capital needed to support our banking business. After evaluating a variety of alternatives to utilize more effectively our capital base and to attempt to maximize stockholder value, Citizens First Financial Corp.'s management and its Board of Directors believe that the purchase of its stock pursuant to the tender offer is a positive action that is intended to improve returns to our stockholders. Our financial projections indicate that the purchase of shares will increase earnings per share and return on stockholders' equity.

Question:     What is a "Modified Dutch Auction"?

Answer: A Modified Dutch Auction is a process whereby a company makes a direct tender offer to its own stockholders to purchase a specified number of shares of its stock within a specified price range per share, and pays the highest price at which it accepts shares to all stockholders whose shares are accepted. In this case, the Company is making a direct offer to all of its stockholders to purchase in the aggregate 391,000 shares of common stock at a price not less that $15.00 nor in excess of $17.00 per share. This process allows each stockholder to elect whether to sell stock, and the price the stockholder is willing to sell at within the given price range. After receiving tenders of shares, at the termination of the Offer, the Company will choose the price within the specified range that will permit it to purchase the amount of securities sought, and this price will become the Purchase Price.

Question:     How should I respond to questions?

Answer: Citizens First Financial Corp. has hired a special Information Agent to handle all questions. The Information Agent is Sandler O'Neill & Partners, L.P. and their toll-free telephone number is
              (800) 635-6860. Because Citizens First Financial Corp. is the purchaser of the shares, and because securities laws are involved, it is highly important all questions be referred to the Information Agent. No member of Citizens First Financial Corp. `s staff is allowed or authorized to answer any questions or give any advice regarding the tender offer. We are aware that many stockholders are customers of the bank and have ties or relationships with staff members. You should handle these situations as diplomatically as possible, but in any event, all questions must be referred either to the Information Agent or the holder's broker or investment advisor.

Question:     What do I say if a stockholder asks, "Should I sell (tender) my stock?"

Answer: Member of the Citizens First Financial Corp. staff must not give any investment advice to stockholders. The stockholder must make his or her own investment decision. You should not express an opinion as to whether you think the tender offer is a "good deal" or a "bad deal." While the stockholder may call Sandler O'Neill & Partners, L.P., the Information Agent and Dealer Manager, they will not receive investment advice from them. They should be directed to contact their broker or investment advisor.

Question:     What do I do if someone brings a Letter of Transmittal to me or my office?

Answer: Because tenders must be received by the Depositary, Registrar and Transfer Company within a limited amount of time, we cannot take the responsibility for having any stockholder's tender delivered. Stockholders must send tenders directly to Registrar and Transfer Company at the address provided in the tender offer documents. That address is:


                                    Registrar and Transfer Company
                                    10 Commerce Drive
                                    Cranford, New Jersey  07016
                                    Attn:  Reorganization Department

Question:     May employees of Citizens First Financial Corp. tender shares in the offer?

Answer: Yes. Employees who own shares of Citizens First Financial Corp common stock are eligible to tender their shares. You will receive a complete copy of the same documents that are being provided to other stockholders.